KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D. C. 20036
                                                202.778.9000
                                                www.kl.com


September 20, 2002


INVESCO Stock Funds, Inc.
4350 South Monaco Street
Denver, Colorado   80237

Ladies and Gentlemen:

      You have requested our opinion as to certain matters regarding the issuance by INVESCO Stock Funds, Inc. ("Company"), a corporation organized under the laws of the State of Maryland, of the Investor Class, Class A, Class B, Class C and Class K shares of common stock of INVESCO Dynamics Fund ("Dynamics Fund") ("Shares"), a series of the Company, pursuant to a Plan of Reorganization and Termination ("Plan") by the Company, on behalf of Dynamics Fund and on behalf of INVESCO Endeavor Fund ("Endeavor Fund"), another series of the Company. Under the Plan, Dynamics Fund would acquire the assets of Endeavor Fund in exchange for the Shares and the assumption by Dynamics Fund of Endeavor Fund's liabilities. In connection with the Plan, the Company is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

      We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous - Legal Matters" in the Combined Prospectus/Proxy Statement filed as part of the Form N-14.


                                    Sincerely yours,

                                    /s/  KIRKPATRICK & LOCKHART LLP

                                    KIRKPATRICK & LOCKHART LLP